Exhibit 10.1
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
MPT OPERATING PARTNERSHIP, L.P.

TABLE OF CONTENTS

ARTICLE I DEFINED TERMS	1

ARTICLE II FORMATION OF PARTNERSHIP	8
2.01 Continuation	8
2.02 Name, Office and Registered Agent	8
2.03 Partners	8
2.04 Term and Dissolution	8
2.05 Filing of Certificate and Perfection of Limited Partnership	9
2.06 Certificates Describing Partnership Units	9

ARTICLE III BUSINESS OF THE PARTNERSHIP	10

ARTICLE IV CAPITAL CONTRIBUTIONS AND ACCOUNTS	10
4.01 Capital Contributions	10
4.02 Additional Capital Contributions and Issuances of Additional Partnership Interests	10
4.03 Additional Funding	13
4.04 Capital Accounts	13
4.05 Percentage Interests	13
4.06 No Interest on Contributions	13
4.07 Return of Capital Contributions	14
4.08 No Third Party Beneficiary	14

ARTICLE V PROFITS AND LOSSES; DISTRIBUTIONS	14
5.01 Allocation of Profit and Loss	14
5.02 Distribution of Cash	16
5.03 REIT Distribution Requirements	17
5.04 No Right to Distributions in Kind	17
5.05 Limitations on Return of Capital Contributions	17
5.06 Distributions Upon Liquidation	17
5.07 Substantial Economic Effect	18

ARTICLE VI RIGHTS, OBLIGATIONS AND POWERS OF THE GENERAL PARTNER	18
6.01 Management of the Partnership	18
6.02 Delegation of Authority	21
6.03 Indemnification and Exculpation of Indemnitees	21
6.04 Liability of the General Partner	23
6.05 Partnership Obligations	24
6.06 Outside Activities	24
6.07 Employment or Retention of Affiliates	24
6.08 General Partner Activities	25
6.09 Title to Partnership Assets	25

6.10 Redemption of General Partner Partnership Units	25

ARTICLE VII CHANGES IN THE COMPANY OR THE GENERAL PARTNER	25
7.01 Transfer of the General Partner’s Partnership Interest	25
7.02 Admission of a Substitute or Additional General Partner	27
7.03 Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner	28
7.04 Removal of a General Partner	28

ARTICLE VIII RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS	29
8.01 Management of the Partnership	29
8.02 Power of Attorney	29
8.03 Limitation on Liability of Limited Partners	30
8.04 Redemption Right	30

ARTICLE IX TRANSFERS OF PARTNERSHIP INTERESTS	32
9.01 Purchase for Investment	32
9.02 Restrictions on Transfer of Partnership Interests	32
9.03 Admission of Substitute Limited Partner	34
9.04 Rights of Assignees of Partnership Interests	35
9.05 Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner	35
9.06 Joint Ownership of Interests	35

ARTICLE X BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS	36
10.01 Books and Records	36
10.02 Custody of Partnership Funds; Bank Accounts	36
10.03 Fiscal and Taxable Year	36
10.04 Annual Tax Information and Report	36
10.05 Tax Matters Partner; Tax Elections; Special Basis Adjustments	36
10.06 Reports to Limited Partners	37

ARTICLE XI AMENDMENT OF AGREEMENT; MERGER	37

ARTICLE XII GENERAL PROVISIONS	38
12.01 Notices	38
12.02 Survival of Rights	38
12.03 Additional Documents	38
12.04 Severability	38
12.05 Entire Agreement	38
12.06 Pronouns and Plurals	39
12.07 Headings	39
12.08 Counterparts	39
12.09 Governing Law	39

EXHIBITS

EXHIBIT A — Partners, Capital Contributions and Percentage Interests

EXHIBIT B — Notice of Exercise of Redemption Right

EXHIBIT C — Certification of Non-Foreign Status

EXHIBIT D — LTIP Units

EXHIBIT E — Notice of Election by Partner to Convert LTIP Units into Common Units

EXHIBIT F — Notice of Election by Partnership to Force Conversion of LTIP Units into Common Units

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF
MPT OPERATING PARTNERSHIP, L.P.
This Amended and Restated Agreement of Limited Partnership of MPT Operating Partnership, L.P. is made and entered into as of the 31st day of July, 2007 by and among MPT Operating Partnership, L.P. (the “Partnership”), Medical Properties Trust, LLC, a Delaware limited liability company and currently the sole general partner of the Partnership, and Medical Properties Trust, Inc., a Maryland corporation (the “Company”), as well as the other limited partners who from time to time execute this Agreement or counterparts hereof as limited partners.
RECITALS:
WHEREAS, the Partnership was formed as a limited partnership under the laws of the State of Delaware, pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware effective as of September 10, 2003 and an Agreement of Limited Partnership entered into as of September 10, 2003;
WHEREAS, the parties desire to amend the Agreement of Limited Partnership and restate it in its entirety as set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement of Limited Partnership shall be amended and restated as follows:
ARTICLE I
DEFINED TERMS
The following defined terms used in this Agreement shall have the meanings specified below:
“ACT” means the Delaware Revised Uniform Limited Partnership Act, as it may be amended from time to time.
“ADDITIONAL FUNDS” has the meaning set forth in Section 4.03 hereof.
“ADDITIONAL SECURITIES” means any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.04 hereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares, as set forth in Section 4.02(a)(ii).
“ADMINISTRATIVE EXPENSES” means (i) all administrative and operating costs and expenses incurred by the Partnership, (ii) those administrative costs and expenses of the General Partner or the Company, including any salaries or other payments to directors, officers or employees of the General Partner or the Company, and any accounting and legal expenses of the General Partner or the Company, which expenses, the Partners have agreed, are expenses of the Partnership and not the General Partner or the Company, and (iii) to the extent not included in clauses (i) or (ii) above, REIT Expenses; provided, however, that Administrative Expenses shall not include any administrative costs and expenses incurred by the General Partner or the Company that are attributable to Properties or partnership interests in a Subsidiary Partnership that are owned by the General Partner or the Company or other than through its ownership interest in the Partnership.
“AFFILIATE” means, (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or
(iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests or otherwise.
“AGREED VALUE” means the fair market value of a Partner’s non-cash Capital Contribution (net of assumed liabilities) as of the date of contribution as agreed to by such Partner and the General Partner. The names and addresses of the Partners, number of Partnership Units issued to each Partner, and the Agreed Value of non-cash Capital Contributions as of the date of contribution is set forth on Exhibit A.
“AGREEMENT” means this Second Amended and Restated Agreement of Limited Partnership, as amended, modified, supplemented or restated from time to time, as the context requires.
“ARTICLES OF INCORPORATION” means the Articles of Incorporation of the Company filed with the Maryland State Department of Assessments and Taxation, as amended or restated from time to time.
“BOARD OF DIRECTORS” means the Board of Directors of the Company.
“BOOK VALUE” means, with respect to any Partnership asset, the asset’s adjusted basis for federal income tax purposes, except as follows: (i) the initial Book Value of any asset contributed (or deemed contributed) to the Partnership shall be such asset’s fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code); (ii) the Book Value of all Partnership assets may be adjusted in the event of a revaluation of Partnership assets in accordance with Section 4.04 hereof; (iii) any adjustments to the adjusted basis of any asset of the Partnership pursuant to Section 734 or Section 743 of the Code shall be taken into account in determining such asset’s Book Value in a manner consistent with Treasury Regulations Section 1.704-1(b)(2)(iv)(m); and (iv) the Book Value of any Partnership asset distributed or deemed distributed by the Partnership to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code); and if the Book Value of an asset has been determined pursuant to clause (i), (ii) or (iii) of this definition, such Book Value shall thereafter be adjusted in the same manner as would the asset’s adjusted basis for federal income tax purposes, except that depreciation deductions shall be computed based on the asset’s Book Value as so determined, rather than on its adjusted tax basis.

“CAPITAL ACCOUNT” has the meaning provided in Section 4.04 hereof.
“CAPITAL CONTRIBUTION” means the total amount of cash, cash equivalents, and the Agreed Value of any Property or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by each Partner pursuant to the terms of the Agreement. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.
“CASH AMOUNT” means an amount of cash per Partnership Unit equal to the Value of the REIT Shares Amount on the date of receipt by the Partnership and the Company of a Notice of Redemption.
“CERTIFICATE” means any instrument or document that is required under the laws of the State of Delaware, or any other jurisdiction in which the Partnership conducts business, to be signed and sworn to by the Partners of the Partnership (either by themselves or pursuant to the power-of-attorney granted to the General Partner in Section 8.02 hereof) and filed for recording in the appropriate public offices within the State of Delaware or such other jurisdiction to perfect or maintain the Partnership as a limited partnership, to effect the admission, withdrawal or substitution of any Partner of the Partnership, or to protect the limited liability of the Limited Partners as limited partners under the laws of the State of Delaware or such other jurisdiction.
“CODE” means the Internal Revenue Code of 1986, as amended, and as hereafter amended from time to time. Reference to any particular provision of the Code shall mean that provision in the Code at the date hereof and any successor provision of the Code.
“COMMISSION” means the U.S. Securities and Exchange Commission.
“COMMON SHARE” means one share of common stock, $.01 par value, of the Company.
“COMMON UNIT” means a Partnership Unit other than an LTIP Unit.
“COMMON UNIT ECONOMIC BALANCE” means (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 5.01(j), divided by (ii) the number of the General Partner’s Common Units.
“COMPANY” means Medical Properties Trust, Inc., a Maryland corporation electing to be taxed as a real estate investment trust under Sections 856 through 860 of the Code.
“CONSTITUENT PERSON” has the meaning set forth in Section 1.13 of Exhibit D hereto.
“CONVERSION FACTOR” means 1.0, provided that in the event that the Company (i) declares or pays a dividend on its outstanding REIT Shares in REIT Shares or makes a distribution to all holders of its outstanding REIT Shares in REIT Shares, (ii) subdivides its outstanding REIT Shares or (iii) combines its outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor shall be adjusted by multiplying the Conversion Factor by a fraction, the numerator of which shall be the number of REIT Shares issued and outstanding on the record date for such dividend, distribution, subdivision or combination (assuming for such purposes that such dividend, distribution, subdivision or combination has occurred as of such time), and the denominator of which shall be the actual number of REIT Shares (determined without the above assumption) issued and outstanding on such date and, provided further, that in the event that an entity other than an Affiliate of the Company shall become general partner pursuant to any merger, consolidation or combination of the Company with or into another entity (the “Successor Entity”), the Conversion Factor shall be adjusted by multiplying the Conversion Factor by the number of shares of the Successor Entity into which one REIT Share is converted pursuant to such merger, consolidation or combination, determined as of the date of such merger, consolidation or combination. Any adjustment to the Conversion Factor shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event; provided, however, that if the Company and the Partnership receive a Notice of Redemption after the record date, but prior to the effective date of such dividend, distribution, subdivision or combination, the Conversion Factor shall be determined as if the Company and the Partnership had received the Notice of Redemption immediately prior to the record date for such dividend, distribution, subdivision or combination.
“DEFAULTING LIMITED PARTNER” has the meaning set forth in Section 5.02(c) hereof.
“DISTRIBUTABLE AMOUNT” has the meaning set forth in Section 5.02(c) hereof.
“ECONOMIC CAPITAL ACCOUNT BALANCE” with respect to an LTIP Unit Limited Partner means an amount equal to its Capital Account balance, plus the amount of its share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to its ownership of LTIP Units.
“EVENT OF BANKRUPTCY” as to any Person means the filing of a petition for relief as to such Person as debtor or bankrupt under the Bankruptcy Code of 1978 or similar provision of law of any jurisdiction (except if such petition is contested by such Person and has been dismissed within 90 days); insolvency or bankruptcy of such Person as finally determined by a court proceeding; filing by such Person of a petition or application to accomplish the same or for the appointment of a receiver or a trustee for such Person or a substantial part of his assets; commencement of any proceedings relating to such Person as a debtor under any other reorganization, arrangement, insolvency, adjustment of debt or liquidation law of any jurisdiction, whether now in existence or hereinafter in effect, either by such Person or by another, provided that if such proceeding is commenced by another, such Person indicates his approval of such proceeding, consents thereto or acquiesces therein, or such proceeding is contested by such Person and has not been finally dismissed within 90 days.
“GENERAL PARTNER” means Medical Properties Trust, LLC and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.
“GENERAL PARTNERSHIP INTEREST” means a Partnership Interest held by the General Partner that is a general partnership interest.
“GENERAL PARTNER LOAN” has the meaning set forth in Section 5.02(c) hereof.
“INDEMNITEE” means (i) any Person made a party to a proceeding by reason of its status as the Company, the General Partner or a director, officer or employee of the Company, the Partnership or the General Partner, and (ii) such other Persons (including Affiliates of the Company, General Partner or the Partnership) as the General Partner may designate from time to time, in its sole and absolute discretion.
“INELIGIBLE UNIT” has the meaning set forth in Section 5.01(j)(i).

“LTIP UNIT” means, a Partnership Unit designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth in Exhibit D hereto.
“LTIP UNIT ADJUSTMENT EVENTS” has the meaning set forth in Section 1.7 of Exhibit D hereto.
“LTIP UNIT CAPITAL” means, with respect to any LTIP Unit, the amount of Capital Contributions made with respect to such LTIP Unit.
LTIP UNIT CAPITAL ACCOUNT LIMITATION: has the meaning set forth in Section 1.9(b) of Exhibit D hereto.
“LTIP UNIT CONVERSION DATE” has the meaning set forth in Section 1.9(c) of Exhibit D hereto.
“LTIP UNIT CONVERSION NOTICE” has the meaning set forth in Section 1.9(c) of Exhibit D hereto.
“LTIP UNIT CONVERSION RIGHT” has the meaning set forth in Section 1.9(a) of Exhibit D hereto.
“LTIP UNIT DISTRIBUTION PAYMENT DATE” has the meaning set forth in Section 1.5(a) of Exhibit D hereto.
“LTIP UNIT FORCED CONVERSION” has the meaning set forth in Section 1.10 of Exhibit D hereto.
“LTIP UNIT FORCED CONVERSION NOTICE” has the meaning set forth in Section 1.10 of Exhibit D hereto.
“LTIP UNIT LIMITED PARTNER” means any Person holding LTIP Units, and named as a LTIP Unit Limited Partner in Exhibit A attached hereto, as such Exhibit may be amended from time to time.
“LIMITED PARTNER” means any Person named as a Limited Partner on Exhibit A attached hereto as such Exhibit may be amended from time to time, including any Person who becomes a Substituted Limited Partner, an Additional Limited Partner or a LTIP Unit Limited Partner in accordance with the terms of this Agreement, in each case, in such Person’s capacity as a limited partner of the Partnership.
“LIMITED PARTNERSHIP INTEREST” means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of such Act.
“LIQUIDATING GAINS” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net gain realized in connection with an adjustment to the Book Value of Partnership assets under Section 4.04 of this Agreement.

“LIQUIDATING LOSSES” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to net loss realized in connection with an adjustment to the Book Value of Partnership assets under Section 4.04 of this Agreement.
“LOSS” has the meaning provided in Section 5.01(g) hereof.
“MEASUREMENT DATE” means the end of the “measurement period” as specified in the documentation pursuant to which a Special LTIP Unit is granted.
“NOTICE OF REDEMPTION” means the Notice of Exercise of Redemption Right substantially in the form attached as Exhibit B hereto.
“NYSE” means the New York Stock Exchange.
“OFFER” has the meaning set forth in Section 7.01(c) hereof.
“PARTNER” means any General Partner, Limited Partner (including any LTIP Unit Limited Partner). Such term shall be deemed to include such other Persons who become Partners pursuant to the terms of this Agreement.
“PARTNER MINIMUM GAIN” The gain (regardless of character) that would be recognized by the Partnership if property of the Partnership subject to a partner nonrecourse debt (as such term is defined in Treasury Regulations Section 1.704-2(b)(4)) were disposed of in full satisfaction of such debt on the relevant date. The adjusted basis of property subject to more than one partner nonrecourse debt shall be allocated in a manner consistent with the allocation of basis for purposes of determining Partnership Minimum Gain hereunder. Partner Minimum Gain shall be computed hereunder using the Book Value, rather than the adjusted tax basis, of the Partnership property in accordance with Treasury Regulations Section 1.704-2(d)(3).
“PARTNER NONRECOURSE DEBT MINIMUM GAIN” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
“PARTNERSHIP INTEREST” means an ownership interest in the Partnership held by either a Limited Partner or the General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.
“PARTNERSHIP MINIMUM GAIN” has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(1).
“PARTNERSHIP RECORD DATE” means the record date established by the General Partner for the distribution of cash pursuant to Section 5.02 hereof, which record date shall be the same as the record date established by the Company for a distribution to its stockholders of some or all of its portion of such distribution received through the General Partner.

“PARTNERSHIP UNIT” means a Common Unit or an LTIP Unit and shall constitute a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as may be amended from time to time.
“PERCENTAGE INTEREST” means, with respect to any Partner, the percentage ownership interest of such Partner in the Partnership from time to time, represented by a fraction (expressed as a percentage), the numerator of which is the number of Partnership Units then owned by such Partner, and the denominator of which is the total number of Partnership Units then owned by all of the Partners. For purposes of calculations of Percentage Interests at any time, the Percentage Interest of any LTIP Unit Limited Partner and the total number of Partnership Units shall exclude any LTIP Units for which the LTIP Unit Distribution Participation Date has not occurred as of such time.
“PERSON” means any individual, partnership, corporation, limited liability company, joint venture, trust or other entity.
“PROFIT” has the meaning provided in Section 5.01(g) hereof.
“PROPERTY” means any property or other investment in which the Partnership holds an ownership interest.
“REDEMPTION AMOUNT” means either the Cash Amount or the REIT Shares Amount, as selected by the Partnership or as directed by the General Partner pursuant to Section 8.04(b) hereof.
“REDEMPTION RIGHT” has the meaning provided in Section 8.04(a) hereof.
“REDEEMING LIMITED PARTNER” has the meaning provided in Section 8.04(a) hereof.
“REGULATIONS” means the Federal Income Tax Regulations issued under the Code, as amended and as hereafter amended from time to time. Reference to any particular provision of the Regulations shall mean that provision of the Regulations on the date hereof and any successor provision of the Regulations.
“REIT” means a real estate investment trust under Sections 856 through 860 of the Code.
“REIT EXPENSES” means (i) costs and expenses relating to the formation and continuity of existence and operation of the Company and any Subsidiaries thereof (which Subsidiaries shall, for purposes hereof, be included within the definition of Company), including taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable to any director, officer or employee of the Company, (ii) costs and expenses relating to any public offering and registration, or private offering, of securities by the Company and all statements, reports, fees and expenses incidental thereto, including, without limitation, underwriting discounts and selling commissions applicable to any such offering of securities, and any costs and expenses associated with any claims made by any holders of such securities or any underwriters or placement agents thereof, (iii) costs and expenses associated with any repurchase of any securities by the Company, (iv) costs and expenses associated with the preparation and filing of any periodic or other reports and communications by the Company under federal, state or local laws or regulations, including filings with the Commission, (v) costs and expenses associated with compliance by the Company with laws, rules and regulations promulgated by any regulatory body, including the Commission and any securities exchange, (vi) costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of the Company, (vii) costs and expenses incurred by the Company relating to any issuing or redemption of Partnership Interests and (viii) all other operating or administrative costs of the Company or any subsidiary, including the General Partner, incurred in the ordinary course of its business on behalf of or in connection with the Partnership.
“REIT SHARE” means a Common Share of the Company (or Successor Entity, as the case may be).
“REIT SHARES AMOUNT” means a number of REIT Shares equal to the product of the number of Partnership Units offered for redemption by a Redeeming Limited Partner, multiplied by the Conversion Factor as adjusted to and including the Specified Redemption Date; provided that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the stockholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the rights have not expired at the Specified Redemption Date, then the REIT Shares Amount shall also include the rights issuable to a holder of the REIT Shares Amount on the record date fixed for purposes of determining the holders of REIT Shares entitled to rights.
“SECURITIES ACT” means the Securities Act of 1933, as amended.
“SERVICE” means the Internal Revenue Service.
“SPECIAL LTIP UNIT” means an LTIP Unit issued as a “superior performance equity award” and that participates in distributions and allocations to a reduced extent until the applicable Measurement Date for such LTIP Unit, as set forth in the documentation pursuant to which such Special LTIP Unit is granted.
“SPECIAL LTIP UNIT SHARING PERCENTAGE” means twenty-percent (20%) or such other percentage as set forth in the documentation pursuant to which such Special LTIP Unit is granted.
“SPECIFIED REDEMPTION DATE” means the first business day of the month that is at least 60 calendar days after the receipt by the Partnership of a Notice of Redemption.
“SUBSIDIARY” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“SUBSIDIARY PARTNERSHIP” means any partnership or limited liability company in which the Company, a Subsidiary of the Company or the Partnership owns a partnership interest.
“SUBSTITUTE LIMITED PARTNER” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 9.03 hereof.
“SUCCESSOR ENTITY” has the meaning provided in the definition of “Conversion Factor” contained herein.
“SURVIVING GENERAL PARTNER” has the meaning set forth in Section 7.01(d) hereof.
“TRADING DAY” means a day on which the principal national securities exchange on which a security is listed or admitted to trading is open for the transaction of business or, if a security is not listed or admitted to trading on any national securities exchange, shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
“TRANSACTION” has the meaning set forth in Section 1.13(a) of Exhibit D hereto.
“TRANSFER” has the meaning set forth in Section 9.02(a) hereof.
“UNVESTED LTIP UNITS” has the meaning set forth in Section 1.2 of Exhibit D hereto.
“VALUE” means, with respect to any security, the average of the daily market price of such security for the ten consecutive Trading Days immediately preceding the date of such valuation. The market price for each such Trading Day shall be: (i) if the security is listed or admitted to trading on the NYSE or any securities exchange, the last reported sale price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices, regular way, on such day, (ii) if the security is not listed or admitted to trading on the NYSE or any securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or (iii) if the security is not listed or admitted to trading on the NYSE or on any securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten days prior to the date in question, the value of the security shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the security includes any additional rights, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.
“VESTED LTIP UNITS” has the meaning set forth in Section 1.2 of Exhibit D hereto.
“VESTING AGREEMENT” has the meaning set forth in Section 1.2 of Exhibit D hereto.
“WITHHELD AMOUNT” has the meaning set forth in Section 5.02(c) hereof.

ARTICLE II
FORMATION OF PARTNERSHIP
     2.01 CONTINUATION. The Partners hereby agree to continue the Partnership pursuant to the Act and upon the terms and conditions set forth in this Agreement.
     2.02 NAME, OFFICE AND REGISTERED AGENT. The name of the Partnership is MPT Operating Partnership, L.P. The specified office and place of business of the Partnership shall be 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The General Partner may at any time change the location of such office, provided the General Partner gives notice to the Partners of any such change. The name of the Partnership’s registered agent is National Registered Agents, Inc. whose business address is 9 East Loocheman Street, Suite 1B, Dover, Delaware 19901. The sole duty of the registered agent as such is to forward to the Partnership any notice that is served on it as registered agent.
     2.03 PARTNERS.
     (a) The General Partner of the Partnership is Medical Properties Trust, LLC, a Delaware limited liability company. Its principal place of business is the same as that of the Partnership.
     (b) The Limited Partners are those Persons identified as Limited Partners on Exhibit A hereto, as amended from time to time.
     2.04 TERM AND DISSOLUTION.
     (a) The Partnership’s existence shall be perpetual, except that the Partnership shall be dissolved upon the first to occur of any of the following events:
     (i) The occurrence of an Event of Bankruptcy as to the General Partner or the dissolution, death, removal or withdrawal of the General Partner unless the business of the Partnership is continued pursuant to Section 7.03(b) hereof; provided that if the General Partner is on the date of such occurrence a partnership, the dissolution of the General Partner as a result of the dissolution, death, withdrawal, removal or Event of Bankruptcy of a partner in such partnership shall not be an event of dissolution of the Partnership if the business of the General Partner is continued by the remaining partner or partners, either alone or with additional partners, and the General Partner and such partners comply with any other applicable requirements of this Agreement;
     (ii) The passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives an installment obligation as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such note or notes are paid in full); or
     (iii) The election by the General Partner that the Partnership should be dissolved.

     (b) Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 7.03(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 5.06 hereof. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.
     2.05 FILING OF CERTIFICATE AND PERFECTION OF LIMITED PARTNERSHIP. The General Partner shall execute, acknowledge, record and file at the expense of the Partnership the Certificate and any and all amendments thereto and all requisite fictitious name statements and notices in such places and jurisdictions as may be necessary to cause the Partnership to be treated as a limited partnership under, and otherwise to comply with, the laws of each state or other jurisdiction in which the Partnership conducts business.
     2.06 CERTIFICATES DESCRIBING PARTNERSHIP UNITS. At the request of a Limited Partner, the General Partner, at its option, may issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:
This certificate is not negotiable. The Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Agreement of Limited Partnership of MPT Operating Partnership, L.P., as amended from time to time.
ARTICLE III
BUSINESS OF THE PARTNERSHIP
The purpose and nature of the business to be conducted by the Partnership is (i) to conduct any business that may be lawfully conducted by a limited partnership organized pursuant to the Act, provided, however, that such business shall be limited to and conducted in such a manner as to permit the Company at all times to qualify as a REIT, unless the Company otherwise ceases to qualify as a REIT, (ii) to enter into any partnership, joint venture or other similar arrangement to engage in any of the foregoing or the ownership of interests in any entity engaged in any of the foregoing and (iii) to do anything necessary or incidental to the foregoing. In connection with the foregoing, and without limiting the Company’s right in its sole and absolute discretion to cease qualifying as a REIT, the Partners acknowledge that the Company’s current status as a REIT and the avoidance of income and excise taxes on the Company inures to the benefit of all the Partners and not solely to the Company. Notwithstanding the foregoing, the Limited Partners agree that the Company may terminate its status as a REIT under the Code at any time. The General Partner shall also be empowered to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation for purposes of Section 7704 of the Code.

ARTICLE IV
CAPITAL CONTRIBUTIONS AND ACCOUNTS
     4.01 CAPITAL CONTRIBUTIONS. The General Partner and the Limited Partners have made capital contributions to the Partnership in exchange for the Partnership Interests set forth opposite their names on Exhibit A, as amended from time to time.
     4.02 ADDITIONAL CAPITAL CONTRIBUTIONS AND ISSUANCES OF ADDITIONAL PARTNERSHIP INTERESTS. Except as provided in this Section 4.02 or in Section 4.03, the Partners shall have no right or obligation to make any additional Capital Contributions or loans to the Partnership. The General Partner and/or the Company may contribute additional capital to the Partnership, from time to time, and receive additional Partnership Interests in respect thereof, in the manner contemplated in this Section 4.02.
     (a) Issuances of Additional Partnership Interests.
     (i) General. The General Partner is hereby authorized to cause the Partnership to issue such additional Partnership Interests in the form of Partnership Units for any Partnership purpose at any time or from time to time to the Partners (including the General Partner and the Company) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners. The General Partner’s determination that consideration is adequate shall be conclusive insofar as the adequacy of consideration relates to whether the Partnership Interests are validly issued and fully paid. Any additional Partnership Interests issued thereby may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partnership Interests, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; provided, however, that no additional Partnership Interests shall be issued to the General Partner or the Company (or any direct or indirect wholly-owned Subsidiary of the General Partner or the Company) unless:
     (1) (A) the additional Partnership Interests are issued in connection with an issuance of REIT Shares of the Company or other interests in the Company, which shares or interests have designations, preferences and other rights, all such that the economic interests are substantially similar to the designations, preferences and other rights of the additional Partnership Interests issued to the General Partner or the Company (or any direct or indirect wholly-owned Subsidiary of the General Partner or the Company) by the Partnership in accordance with this Section 4.02 and (B) the General Partner or the Company (or any

direct or indirect wholly-owned Subsidiary of the General Partner or the Company) shall make a Capital Contribution to the Partnership in an amount equal to the cash consideration received by the General Partner or the Company from the issuance of such shares of stock of or other interests in the General Partner or the Company;
     (2) the additional Partnership Interests are issued in exchange for property owned by the General Partner or the Company (or any direct or indirect wholly-owned Subsidiary of the General Partner or the Company) with a fair market value, as determined by the General Partner, in good faith, equal to the value of the Partnership Interests; or
     (3) the additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests.
Without limiting the foregoing, the General Partner is expressly authorized (other than in the case of an issuance under clause 2 above) to cause the Partnership to issue Partnership Units for less than fair market value, so long as the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership.
     (ii) Upon Issuance of Additional Securities. The Company shall not issue any additional REIT Shares (other than REIT Shares issued in connection with an exchange pursuant to Section 8.04 hereof) or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase REIT Shares (collectively, “Additional Securities”) other than to all holders of REIT Shares, unless (A) the General Partner shall cause the Partnership to issue to the Company or the General Partner Partnership Interests or rights, options, warrants or convertible or exchangeable securities of the Partnership having designations, preferences and other rights, all such that the economic interests are substantially similar to those of the Additional Securities, and (B) the Company contributes the proceeds from the issuance of such Additional Securities and from any exercise of rights contained in such Additional Securities to the Partnership; provided, however, that the Company is allowed to issue Additional Securities in connection with an acquisition of a property to be held directly by the Company, but if and only if, such direct acquisition and issuance of Additional Securities have been approved and determined to be in the best interests of the Company and the Partnership by a majority of the Board of Directors. Without limiting the foregoing, the Company is expressly authorized to issue Additional Securities for less than fair market value, and to cause the Partnership to issue to the Company or the General Partner corresponding Partnership Interests, so long as (x) the General Partner concludes in good faith that such issuance is in the best interests of the General Partner and the Partnership and (y) the Company contributes all proceeds from such issuance to the Partnership, including without limitation, the issuance of REIT Shares and corresponding Partnership Units pursuant to a share purchase plan providing for purchases of REIT Shares at a discount from fair market value or employee stock options that have an exercise price that is less than the fair market value of the REIT Shares, either at the time of issuance or at the time of exercise, or restricted or other stock awards. For example, in the event the Company issues REIT Shares for a cash purchase price and the Company contributes all of the proceeds of such issuance to the Partnership as required hereunder, the Company shall be issued a number of additional Partnership Units equal to the product of (A) the number of such REIT Shares issued by the Company, the proceeds of which were so contributed, multiplied by (B) a fraction, the numerator of which is 100%, and the denominator of which is the Conversion Factor in effect on the date of such contribution.
     (iii) Notwithstanding anything to the contrary, from and after the date hereof the Partnership shall be authorized to issue LTIP Units. From time to time the General Partner may issue LTIP Units to Persons providing services to or for the benefit of the Partnership.
     (b) Certain Contributions of Proceeds of Issuance of REIT Shares. In connection with any and all issuances of REIT Shares, the Company or the General Partner shall make Capital Contributions to the Partnership of the proceeds therefrom, provided that if the proceeds actually received and contributed by the Company are less than the gross proceeds of such issuance as a result of any underwriter’s discount (or other expenses paid or incurred in connection with such issuance, which shall be REIT Expenses hereunder), then the Company or the General Partner shall make a Capital Contribution of such net proceeds to the Partnership but shall receive additional Partnership Units with a value equal to the aggregate amount of the gross proceeds of such issuance pursuant to Section 4.02(a) hereof. Upon any such Capital Contribution by the Company, the Company’s or the General Partner’s Capital Account shall be increased pursuant to Section 4.04 hereof by the amount of the gross proceeds of the issuance.
     (c) If the Company shall repurchase shares of any class of the Company’s capital stock, all costs incurred in connection with such repurchase shall be reimbursed to the Company by the Partnership pursuant to Section 6.05 hereof and the General Partner shall cause the Partnership to redeem an equivalent number of Partnership Interests of the appropriate class held by the Company or the General Partner (which, in the case of Common Shares, shall be a number equal to the quotient of the number of such Common Shares divided by the Conversion Factor) in the manner provided in Section 6.10.
     4.03 ADDITIONAL FUNDING. If the General Partner determines that it is in the best interests of the Partnership to provide for additional Partnership funds (“Additional Funds”) for any Partnership purpose, the General Partner may (i) cause the Partnership to obtain such funds from outside borrowings, or (ii) elect to have the General Partner, the Company or any of their Affiliates provide such Additional Funds to the Partnership through loans or otherwise. Subject to the provisions of Section 6.05, no person shall have any preemptive, preferential or similar right or rights to subscribe for or acquire any Partnership Interests except as set forth in this Article.
     4.04 CAPITAL ACCOUNTS. A separate capital account (a “Capital Account”) shall be established and maintained for each Partner in accordance with Regulations Section 1.704-1(b)(2)(iv). Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), (i) immediately prior to the acquisition of an additional Partnership Interest by any new or existing Partner in connection with the contribution of money or other property (other than a de minimis amount) to the Partnership, (ii) immediately prior to the distribution by the Partnership to a Partner of Partnership property (other than a de minimis amount) as consideration for a Partnership Interest, (iii) upon the acquisition of a more than de minimis additional interest in the Partnership by any new or existing Partner as consideration for the provision of services to or for the benefit of the Partnership in a partner capacity or in anticipation of becoming a Partner, (iv) upon the grant of any LTIP Unit, and (v) immediately prior to the liquidation of the Partnership as defined in Regulations Section 1.704-1(b)(2)(ii)(g), the Book Value of all Partnership Assets shall be revalued upward or downward to reflect the fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) of each such Partnership asset unless the General Partner shall determine that such revaluation is not necessary to maintain Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv). When the Partnership’s property is revalued by the General Partner, the Capital Accounts of the Partners shall be adjusted in accordance with Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), which generally require such Capital Accounts to be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Partners pursuant to Section 5.01 if there were a taxable disposition of such property for its fair market value (as determined by the General Partner, in its sole and absolute discretion, and taking into account Section 7701(g) of the Code) on the date of the revaluation.
     4.05 PERCENTAGE INTERESTS. If the number of outstanding Partnership Units increases or decreases during a taxable year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Partnership Units held by such Partner divided by the aggregate number of Partnership Units outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.05, the Profits and Losses for the taxable year in which the adjustment occurs shall be allocated between the part of the year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day either (i) as if the taxable year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the taxable year in which the adjustment occurs. The allocation of Profits and Losses for the earlier part of the year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part shall be based on the adjusted Percentage Interests. For purposes of the calculation of Percentage Interests pursuant to this Section 4.5, the Percentage Interest of any LTIP Units for which the LTIP Unit Distribution Participation Date has not occurred as of the relevant time shall be 0%.
     4.06 NO INTEREST ON CONTRIBUTIONS. No Partner shall be entitled to interest on its Capital Contribution.
     4.07 RETURN OF CAPITAL CONTRIBUTIONS. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner any part of such Partner’s Capital Contribution for so long as the Partnership continues in existence.
     4.08 NO THIRD PARTY BENEFICIARY. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner. Without limiting the generality of the foregoing, a deficit Capital Account of a Partner shall not be deemed to be a liability of such Partner nor an asset or property of the Partnership.
ARTICLE V
PROFITS AND LOSSES; DISTRIBUTIONS
     5.01 ALLOCATION OF PROFIT AND LOSS.
     (a) Profit. After giving effect to the special allocations, if any, provided in Section 5.01(c) and (d), Profits in each fiscal year or other period shall be allocated in the following order of priority:
     (i) First to the General Partner until the cumulative Profits allocated to the General Partner under this Section 5.01(a) equal the cumulative Losses allocated to such Partner under Section 5.01(b)(ii);
     (ii) Second, to each holder of Common Units in proportion to the cumulative Losses allocated to such holder under Section 5.01(b)(i), until the cumulative Profits allocated to such holder under this Section 5.01(a)(ii) equals the cumulative Losses allocated to such holder under Section 5.01(b)(i); and
     (iii) Thereafter, to the holders of Common Units in accordance with their respective Percentage Interests.
For purposes of determining allocations of Profits pursuant to Section 5.01(a), if the LTIP Unit Distribution Participation Date with respect to an LTIP Unit has occurred, such LTIP Unit shall be treated as a Common Unit; provided, however, that with respect to an issued and outstanding Special LTIP Unit, until the applicable Measurement Date, amounts shall only be allocated with respect to such Special LTIP Unit in an amount equal to the product of the Special LTIP Unit Sharing Percentage and the amount otherwise allocable with respect to such Special LTIP Unit.
     (b) Losses. After giving effect to the special allocations, if any, provided in Section 5.01(c) and (d), Loss in each fiscal year or other period shall be allocated in the following order of priority:
     (i) First, to the holders of Common Units pro rata in accordance with positive adjusted Capital Account balances until their adjusted Capital Accounts are reduced to zero; and
     (ii) Thereafter, to the General Partner.
For purposes of determining allocations of Losses pursuant to Section 5.01(b), to the extent that the LTIP Unit Distribution Participation Date with respect to an LTIP Unit has occurred, such LTIP Unit shall be treated as a Common Unit.

     (c) Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). A Partner’s “interest in partnership profits” for purposes of determining its share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be such Partner’s Percentage Interest.
     (d) Qualified Income Offset. If a Partner receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(d).
     (e) Capital Account Deficits. Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner. After the occurrence of an allocation of Loss to the General Partner in accordance with this Section 5.01(e), to the extent permitted by Regulations Section 1.704-1(b), Profit shall be allocated to such Partner in an amount necessary to offset the Loss previously allocated to each Partner under this Section 5.01(e).
     (f) Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer, or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.
(g) Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.01(c), 5.01(d) or 5.01(e). All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). The Partnership shall use the traditional method for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to the properties acquired by the Partnership in connection with the private placement of the Company’s securities. With respect to other properties acquired by the Partnership, the General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Partners.
(h) To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date hereof, the Partnership is hereby authorized to, and at the direction of the General Partner shall, elect a safe harbor under which the fair market value of any Partnership Interests issued after the effective date of such Regulations (or other guidance) will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceed the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.
(i) Upon a forfeiture of any unvested Partnership Interest by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations promulgated after the effective date of this Agreement to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).
(j) After giving effect to the special allocations set forth in Sections 5.01(c) and (d) hereof, and the allocations of Profit and Loss under Sections 5.01(a) and (b) (including, for the avoidance of doubt Liquidating Gains that are a component of Profit):
     (i) any remaining Liquidating Gains shall first be allocated to the LTIP Unit Limited Partners until the Economic Capital Account Balances of such Partners, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their LTIP Units; provided, however, (A) with respect to an issued and outstanding Special LTIP Unit, until the applicable Measurement Date, amounts shall only be allocated in an amount equal to the product of the Special LTIP Unit Sharing Percentage and the amount otherwise allocable with respect to such Special LTIP Unit and (B) no such Liquidating Gains will be allocated with respect to any particular LTIP Unit (each an “Ineligible Unit”) unless, and such allocations, if any, shall be made only to the extent that, such Liquidating Gains, when aggregated with other Liquidating Gains realized by holders of LTIP Units since the issuance of such LTIP Unit, exceed Liquidating Losses realized since the issuance of such LTIP Unit. If, notwithstanding the foregoing, not all LTIP Units (including Ineligible Units) are fully “booked up”, with respect to amounts allocated to a particular LTIP Unit Limited Partner, such Partner may determine how Liquidating Gains shall be allocated among such holder’s LTIP Units; provided, however, if such holder does not make such a determination, Liquidating Gains shall generally be allocated so that the Economic Capital Account Balance of the maximum amount of Vested LTIP Units held by such holder is equal to the Common Unit Economic Balance on a per Unit basis; provided, further, that such Liquidating Gains may only be allocated to LTIP Units that are held by such holder on the date of the allocation under this Section 5.01(j). Any such allocations shall be made among the holders of LTIP Units in proportion to the amounts required to be allocated to each under this
Section 5.01(j)
     (ii) if, due to distributions with respect to Common Units in which the LTIP Units do not participate or otherwise, the Economic Capital Account Balance of any present or former holder of LTIP Units, to the extent attributable to the holder’s ownership of LTIP Units, exceeds the target balance specified above, then Liquidating Losses shall be allocated to such holder to the extent necessary to reduce or eliminate the disparity.
The parties agree that the intent of this Section 5.01(j) is to make the Capital Account balance associated with each LTIP Unit economically equivalent to the Capital Account balance associated with the General Partner’s Common Units (on a per-unit basis), but only if the Partnership has sufficient cumulative net Liquidating Gains with respect to its assets since the issuance of the relevant LTIP Unit.
     (k) If, in connection with any forfeiture of LTIP Units, the balance of the portion of the Capital Account of the LTIP Unit Limited Partner that is attributable to all of his or her LTIP Units exceeds the target balance described in Section 5.01(j) above, such portion of such Partner’s Capital Account shall be reduced to such target balance. Otherwise, the Capital Account of the LTIP Unit Limited Partner that is attributable to the forfeited LTIP Units shall be reallocated in a manner reasonably determined by the General Partner.
     5.02 DISTRIBUTION OF CASH.
     (a) Subject to Section 5.02(c) hereof, the Partnership shall distribute cash at such times and in such amounts as are determined by the General Partner in its sole and absolute discretion, to the Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in accordance with their respective Percentage Interests on the Partnership Record Date. For purposes of the foregoing calculations of Section 5.02(a), issued and outstanding LTIP Units with an associated LTIP Unit Distribution Participation Date that falls on or before the Partnership Record Date for a particular distribution shall be treated as outstanding Common Units; provided, however, that with respect to an issued and outstanding Special LTIP Unit, until the applicable Measurement Date, amounts shall only be distributed with respect to such Special LTIP Unit in an amount equal to the product of the Special LTIP Unit Sharing Percentage and the amount otherwise distributable with respect to such Special LTIP Unit. LTIP Units for which the LTIP Unit Distribution Participation Date has not occurred as of the Partnership Record Date for a particular distribution shall not be entitled to any of such distribution.
     (b) If a new or existing Partner acquires an additional Partnership Interest in exchange for a Capital Contribution on any date other than a Partnership Record Date, the cash distribution attributable to such additional Partnership Interest relating to the Partnership Record Date next following the issuance of such additional Partnership Interest shall be reduced in the proportion to (i) the number of days that such additional Partnership Interest is held by such Partner bears to (ii) the number of days between such Partnership Record Date and the immediately preceding Partnership Record Date.
     (c) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to a Partner or assignee (including by reason of Section 1446 of the Code), either (i) if the actual amount to be distributed to the Partner (the “Distributable Amount”) equals or exceeds the amount required to be withheld by the Partnership (the “Withheld Amount”), the entire Distributable Amount shall be treated as a distribution of cash to such Partner, or (ii) if the Distributable Amount is less than the Withheld Amount, the excess of the Withheld Amount over the Distributable Amount shall be treated as a loan (a “Partnership Loan”) from the Partnership to the Partner on the day the Partnership pays over such amount to a taxing authority. A Partnership Loan shall be repaid upon the demand of the Partnership or, alternatively, through withholding by the Partnership with respect to subsequent distributions to the applicable Partner or assignee. In the event that a Limited Partner (a “Defaulting Limited Partner”) fails to pay any amount owed to the Partnership with respect to the Partnership Loan within 15 days after demand for payment thereof is made by the Partnership on the Limited Partner, the General Partner, in its sole and absolute discretion, may elect to make the payment to the Partnership on behalf of such Defaulting Limited Partner. In such event, on the date of payment, the General Partner shall be deemed to have extended a loan (a “General Partner Loan”) to the Defaulting Limited Partner in the amount of the payment made by the General Partner and shall succeed to all rights and remedies of the Partnership against the Defaulting Limited Partner as to that amount. Without limitation, the General Partner shall have the right to receive any distributions that otherwise would be made by the Partnership to the Defaulting Limited Partner until such time as the General Partner Loan has been paid in full, and any such distributions so received by the General Partner shall be treated as having been received by the Defaulting Limited Partner and immediately paid to the General Partner.

Any amounts treated as a Partnership Loan or a General Partner Loan pursuant to this Section 5.02(c) shall bear interest at the lesser of (i) 300 basis points above the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date the Partnership or the General Partner, as applicable, is deemed to extend the loan until such loan is repaid in full.
     (d) In no event may a Partner receive a distribution of cash with respect to a Partnership Unit if such Partner is entitled to receive a cash dividend as the holder of record of a REIT Share for which all or part of such Partnership Unit has been or will be redeemed.
     (e) In making distributions pursuant to Section 5.02(a) of the Agreement and allocations pursuant to Section 5.01 of the Agreement, the General Partner of the Partnership shall take into account the provisions of Exhibit D hereto.
     5.03 REIT DISTRIBUTION REQUIREMENTS. The General Partner shall use its reasonable efforts to cause the Partnership to distribute amounts sufficient to enable the Company to pay stockholder dividends that will allow the Company to (i) meet its distribution requirement for qualification as a REIT as set forth in Section 857 of the Code and (ii) avoid any federal income or excise tax liability imposed by the Code, other than to the extent the Company elects to retain and pay income tax on its net capital gain.
     5.04 NO RIGHT TO DISTRIBUTIONS IN KIND. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.
     5.05 LIMITATIONS ON RETURN OF CAPITAL CONTRIBUTIONS. Notwithstanding any of the provisions of this Article V, no Partner shall have the right to receive, and the General Partner shall not have the right to make, a distribution that includes a return of all or part of a Partner’s Capital Contributions, unless after giving effect to the return of a Capital Contribution, the sum of all Partnership liabilities, other than the liabilities to a Partner for the return of his Capital Contribution, does not exceed the fair market value of the Partnership’s assets.
     5.06 DISTRIBUTIONS UPON LIQUIDATION.
     (a) Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.
     (b) For purposes of Section 5.06(a), the Capital Account of each Partner shall be determined after all adjustments made in accordance with Sections 5.01 and 5.02 resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.
     (c) Any distributions pursuant to this Section 5.06 shall be made by the end of the Partnership’s taxable year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation). To the extent deemed advisable by the General Partner, appropriate arrangements (including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations.

     5.07 SUBSTANTIAL ECONOMIC EFFECT. It is the intent of the Partners that the allocations of Profit and Loss under the Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article V and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.
ARTICLE VI
RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER
     6.01 MANAGEMENT OF THE PARTNERSHIP.
     (a) Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:
     (i) to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to, notes and mortgages that the General Partner determines are necessary or appropriate in the business of the Partnership;
     (ii) to construct buildings and make other improvements on the properties owned or leased by the Partnership;
     (iii) to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;
     (iv) to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;
     (v) to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates;
     (vi) to guarantee or become a co-maker of indebtedness of any Subsidiary of the Company or the Partnership, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

     (vii) to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement, including, without limitation, payment, either directly or by reimbursement, of all operating costs and general and administrative expenses of the General Partner, the Company, the Partnership or any Subsidiary of any of them as set forth in this Agreement;
     (viii) to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;
     (ix) to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;
     (x) to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;
     (xi) to make or revoke any election permitted or required of the Partnership by any taxing authority;
     (xii) to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;
     (xiii) to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;
     (xiv) to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, and to retain legal counsel, accountants, consultants, real estate brokers and such other persons as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;
     (xv) to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;
     (xvi) to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

     (xvii) to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;
     (xviii) to distribute Partnership cash or other Partnership assets in accordance with this Agreement;
     (xix) to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);
     (xx) to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other valid Partnership purpose;
     (xxi) to merge, consolidate or combine the Partnership with or into another person;
     (xxii) to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code; and
     (xxiii) to take such other action, execute, acknowledge, swear to or deliver such other documents and instruments, and perform any and all other acts that the General Partner deems necessary or appropriate for the formation, continuation and conduct of the business and affairs of the Partnership (including, without limitation, all actions consistent with allowing the Company at all times to qualify as a REIT unless the Company voluntarily terminates its REIT status) and to possess and enjoy all of the rights and powers of a general partner as provided by the Act.
Except as otherwise provided herein, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above mentioned agreements and transactions on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law. The execution, delivery and performance by the General Partner of the above mentioned agreements and transactions shall not constitute a breach of any duty under this Agreement or implied in law or equity.
(b) Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this section, except to the extent otherwise expressly agreed to by such Partner and the Partnership.

     6.02 DELEGATION OF AUTHORITY. The General Partner may delegate any or all of its powers, rights and obligations hereunder to any Person that the General Partner may from time to time determine, including, without limitation, the officers and employees of the Partnership, the General Partner, the Company and any Subsidiary of the Company and may further appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve. Without limiting the generality of the foregoing, the following officers of the Partnership, who, subject to the general supervision and control of the General Partner, may exercise the rights and powers of the General Partner to manage the day-to-day operations of the Partnership: Chief Executive Officer, President, one or more Vice Presidents, Chief Financial Officer, Chief Operations Officer, Secretary and Treasurer.
     6.03 INDEMNIFICATION AND EXCULPATION OF INDEMNITEES.
     (a) The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 6.03(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 6.03(a). Any indemnification pursuant to this Section 6.03 shall be made only out of the assets of the Partnership.
     (b) The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 6.03 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
     (c) The indemnification provided by this Section 6.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.
     (d) The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 6.03, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 6.03; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Partnership.
     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 6.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (h) The provisions of this Section 6.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) Any amendment, modification or repeal of this Section 6.03 or any provision hereof shall be prospective only and shall not in any way affect the indemnification of an Indemnitee by the Partnership under this Section 6.03 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
     (j) If and to the extent any reimbursements to the General Partner pursuant to this section constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership) such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
     6.04 LIABILITY OF THE GENERAL PARTNER.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, none of the General Partner, the Company, nor any of their directors, officers, agents or employees shall be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acting in good faith, abides by the terms of this Agreement.
     (b) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and the Company’s stockholders collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences to some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of the stockholders of the Company on one hand and the Limited Partners on the other, the General Partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the stockholders of the Company or the Limited Partners; provided, however, that for so long as the Company owns a controlling interest in the Partnership, any such conflict that the General Partner, in its sole and absolute discretion, determines cannot be resolved in a manner not adverse to either the stockholders of the Company or the Limited Partners shall be resolved in favor of the stockholders of the Company. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.
     (c) Subject to its obligations and duties as General Partner set forth in Section 6.01 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
     (d) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT or (ii) to prevent the Company from incurring any taxes under Section 857, Section 4981, or any other provision of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.
     (e) Any amendment, modification or repeal of this Section 6.04 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s or any of its officer’s, director’s, agent’s or employee’s liability to the Partnership and the Limited Partners under this Section 6.04 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
     6.05 PARTNERSHIP OBLIGATIONS.
     (a) Except as provided in this Section 6.05 and elsewhere in this Agreement (including the provisions of Articles V and VI regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

     (b) All Administrative Expenses shall be obligations of the Partnership, and each of the General Partner and the Company shall be entitled to reimbursement by the Partnership for any expenditure (including Administrative Expenses) incurred by it on behalf of the Partnership that shall be made other than out of the funds of the Partnership.
     6.06 OUTSIDE ACTIVITIES. Subject to Section 6.08 hereof, the Articles of Incorporation and any agreements entered into by the General Partner, the Company or any of their respective Affiliates with the Partnership, any Subsidiary or any officer, director, employee, agent, trustee, Affiliate or stockholder of the Company, the General Partner and the Company shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities substantially similar or identical to those of the Partnership. None of the Partnership, the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any such business ventures, interests or activities, and the General Partner and the Company shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures, interests and activities to the Partnership or any Limited Partner, even if such opportunity is of a character that, if presented to the Partnership or any Limited Partner, could be taken by such Person.
     6.07 AFFILIATES; SUBSIDIARIES; JOINT VENTURES.
     (a) Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership any compensation, price or other payment therefor that the General Partner determines to be fair and reasonable.
     (b) The Partnership may lend or contribute to its Subsidiaries or other Persons in which it has an equity investment, and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
     (c) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.
     6.08 GENERAL PARTNER ACTIVITIES. The General Partner and the Company agree that, generally, all business activities of the General Partner and the Company, including activities pertaining to the acquisition, development or ownership of a healthcare property or other property, shall be conducted through the Partnership or one or more Subsidiaries of the Partnership; provided, however, that the General Partner or the Company may make a direct acquisition or undertake a business activity directly if such acquisition is made in connection with the issuance of Additional Securities and direct acquisition and issuance or the business activity has been approved by a majority of the Board Directors.
     6.09 TITLE TO PARTNERSHIP ASSETS. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
     6.10 REDEMPTION OF COMPANY PARTNERSHIP UNITS. In the event the Company redeems or repurchases any REIT Shares, then the General Partner shall cause the Partnership to purchase from the Company a number of Partnership Units as determined based on the application of the Conversion Factor on substantially the same terms that the Company redeemed such REIT Shares. Moreover, if the Company makes a cash tender offer or other offer to acquire REIT Shares, then the General Partner shall cause the Partnership to make a corresponding offer to the Company to acquire an equal number of Partnership Units held by the Company. In the event any REIT Shares are exchanged by the Company pursuant to such offer, the Partnership shall redeem an equivalent number of the Company’s Partnership Units for an equivalent purchase price based on the application of the Conversion Factor.
ARTICLE VII
CHANGES IN THE COMPANY OR THE GENERAL PARTNER
     7.01 TRANSFER OF THE GENERAL PARTNER’S PARTNERSHIP INTEREST.
     (a) Except as provided in Section 4.02 or Section 6.10 hereof, neither the General Partner nor the Company shall transfer all or any portion of its Partnership Interest and the General Partner shall not withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 7.01(c), (d) or (e).
     (b) The General Partner agrees that its Percentage Interest will at all times be in the aggregate at least 1%.
     (c) Except as otherwise provided in Section 7.01(d) hereof, the Company shall not engage in any merger, consolidation or other combination with or into another Person or sale of all or substantially all of its assets (other than in connection with a change in the Company’s state of incorporation or organizational form), in each case that results in a change of control of the Company (a “Transaction”), unless at least one of the following conditions is met:
     (i) the consent of the holders of Common Units (other than the General Partner, the Company or any Subsidiary of either of them) holding more than 50% of the percentage interests of the holders of Common Units (other than those held by the General Partner or any Subsidiary) is obtained; or

     (ii) as a result of such Transaction all holders of Common Units will receive, or have the right to elect to receive, for each Common Unit an amount of cash, securities or other property equal in value to the product of the Conversion Factor and the greatest amount of cash, securities or other property paid in the Transaction to a holder of one REIT Share in consideration of one REIT Share, provided that if, in connection with the Transaction, a purchase, tender or exchange offer (“Offer”) shall have been made to and accepted by the holders of more than 50% of the outstanding REIT Shares, each holder of Partnership Units shall be given the option to exchange its Partnership Units for the greatest amount of cash, securities or other property that a Limited Partner would have received had it (A) exercised its Redemption Right and (B) sold, tendered or exchanged pursuant to the Offer the REIT Shares received upon exercise of the Redemption Right immediately prior to the expiration of the Offer; or
     (iii) the General Partner or the Company is the surviving entity in the Transaction and either (A) the holders of REIT Shares do not receive cash, securities or other property in the Transaction or (B) all holders of Common Units (other than the General Partner or any Subsidiary) receive for each Common Unit an amount of cash, securities or other property having a value (expressed as an amount per REIT Share) that is no less than the product of the Conversion Factor and the greatest amount of cash, securities or other property (expressed as an amount per REIT Share) received in the Transaction by any holder of REIT Shares.
     (d) Notwithstanding Section 7.01(c), the General Partner or the Company may merge with or into or consolidate with another entity if immediately after such merger or consolidation (i) substantially all of the assets of the successor or surviving entity (the “Survivor”), other than Partnership Units held by the General Partner or the Company, are contributed, directly or indirectly, to the Partnership as a Capital Contribution in exchange for Partnership Units with a fair market value equal to the value of the assets so contributed as determined by the Survivor in good faith and (ii) the Survivor expressly agrees to assume all obligations of the General Partner and the Company hereunder. Upon such contribution and assumption, the Survivor shall have the right and duty to amend this Agreement as set forth in this Section 7.01(d). The Survivor shall in good faith arrive at a new method for the calculation of the Cash Amount, the REIT Shares Amount and Conversion Factor for a Partnership Unit after any such merger or consolidation so as to approximate the existing method for such calculation as closely as reasonably possible. Such calculation shall take into account, among other things, the kind and amount of securities, cash and other property that was receivable upon such merger or consolidation by a holder of REIT Shares or options, warrants or other rights relating thereto, and which a holder of Partnership Units could have acquired had such Partnership Units been exchanged immediately prior to such merger or consolidation. Such amendment to this Agreement shall provide for adjustment to such method of calculation, which shall be as nearly equivalent as may be practicable to the adjustments provided for with respect to the Conversion Factor. The Survivor also shall in good faith modify the definition of REIT Shares and make such amendments to Section 8.04 hereof so as to approximate the existing rights and obligations set forth in Section 8.04 as closely as reasonably possible. The above provisions of this Section 7.01(d) shall similarly apply to successive mergers or consolidations permitted hereunder.

     (e) Notwithstanding anything in this Article VII,
     (i) the General Partner may transfer all or any portion of its General Partnership Interest to (A) the Company or (B) any direct or indirect Subsidiary of the Company and, following a transfer of all of its General Partnership Interest, may withdraw as General Partner; and
     (ii) the General Partner or the Company may engage in a transaction required by law or by the rules of any national securities exchange on which the REIT Shares are listed.
     7.02 ADMISSION OF A SUBSTITUTE OR ADDITIONAL GENERAL PARTNER. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:
     (a) the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.06 hereof in connection with such admission shall have been performed;
     (b) if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and
     (c) counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.
     7.03 EFFECT OF BANKRUPTCY, WITHDRAWAL, DEATH OR DISSOLUTION OF A GENERAL PARTNER.
     (a) Upon the occurrence of an Event of Bankruptcy as to a General Partner or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 7.03(b) hereof. The merger of a General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 7.02 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.

     (b) Following the occurrence of an Event of Bankruptcy as to a General Partner or the death, withdrawal, removal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to, or removal of a partner in, such partnership shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner or partners), the Limited Partners, within 90 days after such occurrence, may elect to continue the business of the Partnership for the balance of the term specified in Section 2.04 hereof by selecting, subject to Section 7.02 hereof and any other provisions of this Agreement, a substitute General Partner by consent of a majority in interest of the Limited Partners. If the Limited Partners elect to continue the business of the Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.
     7.04 REMOVAL OF A GENERAL PARTNER.
     (a) If on the date of an occurrence of an Event of Bankruptcy as to, or the dissolution of, a General Partner, such General Partner is a partnership, the withdrawal, death, dissolution, Event of Bankruptcy as to or removal of a partner in such partnership shall be deemed not to be a dissolution of the General Partner if the business of such General Partner is continued by the remaining partner or partners. The Limited Partners may not remove the General Partner, with or without cause.
     (b) If a General Partner has been removed pursuant to Section 7.03 and the Partnership is continued pursuant to Section 7.03 hereof, such General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by a majority in interest of the Limited Partners in accordance with Section 7.03(b) hereof and otherwise admitted to the Partnership in accordance with Section 7.02 hereof. At the time of assignment, the removed General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such removed General Partner as reduced by any damages caused to the Partnership by such General Partner. Such fair market value shall be determined by an appraiser mutually agreed upon by the General Partner and a majority in interest of the Limited Partners (excluding the Company) within 10 days following the removal of the General Partner. In the event that the parties are unable to agree upon an appraiser, the removed General Partner and a majority in interest of the Limited Partners (excluding the Company) each shall select an appraiser. Each such appraiser shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest within 30 days of the General Partner’s removal, and the fair market value of the removed General Partner’s General Partnership Interest shall be the average of the two appraisals; provided, however, that if the higher appraisal exceeds the lower appraisal by more than 20% of the amount of the lower appraisal, the two appraisers, no later than 40 days after the removal of the General Partner, shall select a third appraiser who shall complete an appraisal of the fair market value of the removed General Partner’s General Partnership Interest no later than 60 days after the removal of the General Partner. In such case, the fair market value of the removed General Partner’s

General Partnership Interest shall be the average of the two appraisals closest in value. The cost of all such appraisals shall be borne by the Partnership.
     (c) The General Partnership Interest of a removed General Partner, during the time after removal until transfer under Section 7.04(b), shall be converted to that of a special Limited Partner; provided, however, such removed General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such removed General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 7.04(b).
     (d) All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section.
ARTICLE VIII
RIGHTS AND OBLIGATIONS
OF THE LIMITED PARTNERS
     8.01 MANAGEMENT OF THE PARTNERSHIP. The Limited Partners shall not participate in the management or control of Partnership business nor shall they transact any business for the Partnership, nor shall they have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.
     8.02 POWER OF ATTORNEY. Subject to Section 8.03, each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, including amendments hereto, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.
     8.03 LIMITATION ON LIABILITY OF LIMITED PARTNERS. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. After its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
     8.04 REDEMPTION RIGHT.
     (a) Subject to Sections 8.04(b), 8.04(c), 8.04(d), 8.04(e) and 8.04(f) and the provisions of any agreements between the Partnership and one or more Limited Partners with respect to Partnership Units held by them, each Limited Partner, other than the Company, shall have the right (the “Redemption Right”) to require the Partnership to redeem on a Specified Redemption Date all or a portion of the Partnership Units held by such Limited Partner at a redemption price equal to and in the form of the Redemption Amount to be paid by the Partnership, provided that such Partnership Units shall have been outstanding for at least one year, and subject to any restriction agreed to in writing between the Redeeming Limited Partner and the General Partner or the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the Company) by the Limited Partner who is exercising the Redemption Right (the “Redeeming Limited Partner”); provided, further, that the Partnership shall, in its sole and absolute discretion, have the option to deliver either the Cash Amount or the REIT Shares Amount; provided, further, that the Partnership shall not be obligated to satisfy such Redemption Right if the Company elects to purchase the Partnership Units subject to the Notice of Redemption; and provided, further, that no Limited Partner may deliver more than two Notices of Redemption during each calendar year. Subject to the immediately succeeding sentence, a Limited Partner may not, without the consent of the General Partner, exercise the Redemption Right for less than 1,000 Partnership Units. If a Limited Partner holds less than 1,000 Partnership Units, such Limited Partner may, without the consent of the General Partner, exercise the Redemption Right for all of the Partnership Units held by such Partner. The Redeeming Limited Partner shall have no right, with respect to any Partnership Units so redeemed, to receive any distribution paid with respect to Partnership Units if the record date for such distribution is on or after the Specified Redemption Date. LTIP Unit Limited Partners shall not be entitled to redeem their LTIP Units provided for in Section 8.04 of this Agreement, unless and until such LTIP Units have been converted into Common Units. Notwithstanding the foregoing, and except as otherwise permitted by the award, plan or other agreement pursuant to which an LTIP Unit was issued, the right to redeem shall not be exercisable with respect to any Common Unit issued upon conversion of an LTIP Unit until two years after the date on which the LTIP Unit was issued, provided however, that the foregoing restriction shall not apply if the right to redeem is exercised by an LTIP Unit holder in connection with a transaction that falls within the definition of a “change of control” under the agreement or agreements pursuant to which the LTIP Units were issued to such holder.
     (b) Notwithstanding the provisions of Section 8.04(a), a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Partnership Units described in the Notice of Redemption to the Company, and the Company may, in its sole and absolute discretion, elect to purchase directly and acquire such Partnership Units by paying to the Redeeming Limited Partner either the Cash Amount or the REIT Shares Amount, as elected by the Company (in its sole and absolute discretion), on the Specified Redemption Date, whereupon the Company shall acquire the Partnership Units offered for redemption by the Redeeming Limited Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. If the Company shall elect to exercise its right to purchase Partnership Units under this Section 8.04(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Limited Partner within five Business Days after the receipt by the Company of such Notice of Redemption. In the event the Company shall exercise its right to purchase Partnership Units with respect to the exercise of a Redemption Right, the Partnership shall have no obligation to pay any amount to the Redeeming Limited Partner with respect to such Redeeming Limited Partner’s exercise of such Redemption Right, and each of the Redeeming Limited Partner, the Partnership and the Company shall treat the transaction between the Company and the Redeeming Limited Partner for federal income tax purposes as a sale of the Redeeming Limited Partner’s Partnership Units to the Company. Each Redeeming Limited Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right.
     (c) Notwithstanding the provisions of Section 8.04(a) and 8.04(b), a Limited Partner shall not be entitled to exercise the Redemption Right if the delivery of REIT Shares to such Partner on the Specified Redemption Date by the Company pursuant to Section 8.04(b) (regardless of whether or not the Company would in fact exercise its rights under Section 8.04(b)) would (i) result in such Partner or any other person owning, directly or indirectly, REIT Shares in excess of the Ownership Limitation (as defined in the Articles of Incorporation) and calculated in accordance therewith, except as provided in the Articles of Incorporation, (ii) result in REIT Shares being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iii) result in the Company being “closely held” within the meaning of Section 856(h) of the Code, (iv) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company’s, the Partnership’s or a Subsidiary Partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Code, or (v) cause the acquisition of REIT Shares by such Partner to be “integrated” with any other distribution of REIT Shares for purposes of complying with the registration provisions of the Securities Act of 1933, as amended (the “Securities Act”). The General Partner, in its sole and absolute discretion, may waive the restriction on redemption set forth in this Section 8.04(c).
The consummation of any redemption in exchange for REIT Shares shall be subject to the expiration or termination of any waiting period under applicable law.
     (d) Any Cash Amount to be paid to a Redeeming Limited Partner pursuant to this Section 8.04 shall be paid on the Specified Redemption Date; provided, however, that the General Partner may elect to cause the Specified Redemption Date to be delayed for up to an additional 90 days to the extent required for the Company to cause additional REIT Shares to be issued to provide financing to be used to make such payment of the Cash Amount. Notwithstanding the foregoing, the General Partner agrees to use its best efforts to cause the closing of the acquisition of redeemed Partnership Units hereunder to occur as quickly as reasonably possible.
     (e) Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that it determines to be necessary or appropriate to cause the Partnership to comply with any withholding requirements established under the Code or any other federal, state or local law that apply upon a Redeeming Limited Partner’s exercise of the Redemption Right. If a Redeeming Limited Partner believes that it is exempt from such withholding upon the exercise of the Redemption Right, such Partner must furnish the General Partner with a FIRPTA Certificate in the form attached hereto as Exhibit C. If the Partnership, the Company or the General Partner is required to withhold and pay over to any taxing authority any amount upon a Redeeming Limited Partner’s exercise of the Redemption Right and if the Redemption Amount equals or exceeds the Withheld Amount, the Withheld Amount shall be treated as an amount received by such Partner in redemption of its Partnership Units. If, however, the Redemption Amount is less than the Withheld Amount, the Redeeming Limited Partner shall not receive any portion of the Redemption Amount, the Redemption Amount shall be treated as an amount received by such Partner in redemption of its Partnership Units, and the Partner shall contribute the excess of the Withheld Amount over the Redemption

Amount to the Partnership before the Partnership is required to pay over such excess to a taxing authority.
     (f) Notwithstanding any other provision of this Agreement, the General Partner shall place appropriate restrictions on the ability of the Limited Partners to exercise their Redemption Rights as and if deemed necessary to ensure that there is not a material risk that the Partnership will be treated as a “publicly traded partnership” taxable as a corporation under section 7704 of the Code. If and when the General Partner determines that imposing such restrictions is necessary, the General Partner shall give prompt written notice thereof (a “Restriction Notice”) to each of the Limited Partners, which notice shall be accompanied by a copy of an opinion of counsel to the Partnership to the effect that such restrictions should be imposed to ensure that there is not a material risk of the Partnership being treated as a “publicly traded partnership” under section 7704 of the Code.
ARTICLE IX
TRANSFERS OF PARTNERSHIP INTERESTS
     9.01 PURCHASE FOR INVESTMENT.
     (a) Each Limited Partner hereby represents and warrants to the General Partner and to the Partnership that (i) the acquisition of its Partnership Interests and Partnership Units is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest or Partnership Units, (ii) the Limited Partner understands and agrees that its acquisition of Partnership Interests and Partnership Units are being made in reliance on an exemption from registration under the Securities Act, and (iii) the Limited Partner is an “accredited investor” as that term may be defined pursuant to the rules and regulations of the Securities and Exchange Commission from time to time.
     (b) Subject to the provisions of Section 9.02, each Limited Partner agrees that it will not sell, assign or otherwise transfer his Partnership Interest or Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner and the Partnership set forth in Section 9.01(a) above.
     9.02 RESTRICTIONS ON TRANSFER OF PARTNERSHIP INTERESTS.
     (a) Subject to the provisions of Sections 9.02(b), (c) and (d), no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of his Partnership Interest or Partnership Units, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in its sole and absolute discretion. Any such purported transfer undertaken without such consent shall be considered to be null and void ab initio and shall not be given effect. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.

     (b) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 9.05 below) of all of his Partnership Units pursuant to this Article IX or pursuant to a redemption of all of his Partnership Units pursuant to Section 8.04. Upon the permitted Transfer or redemption of all of a Limited Partner’s Partnership Units, such Limited Partner shall cease to be a Limited Partner.
     (c) Subject to Sections 9.02(d) and (e) below, a Limited Partner may Transfer, with the consent of the General Partner, all or a portion of his Partnership Units to (i) a parent or parent’s spouse, natural or adopted descendant or descendants, spouse of such descendant, or brother or sister, or a trust created by such Limited Partner for the benefit of such Limited Partner and/or any such person(s), of which trust such Limited Partner or any such person(s) is a trustee, (ii) a corporation, partnership or limited liability company controlled by a Person or Persons named in (i) above or (iii) if the Limited Partner is an entity, its beneficial owners.
     (d) No Limited Partner may effect a Transfer of its Partnership Interest or Partnership Units, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Partnership Interest or Partnership Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).
     (e) No Transfer by a Limited Partner of its Partnership Interest or Partnership Units, in whole or in part, may be made to any Person if (i) in the opinion of legal counsel for the Partnership, the transfer could reasonably be expected to result in a material risk of the Partnership’s being treated as a publicly traded partnership taxable as a corporation or an association taxable as a corporation (other than a qualified REIT subsidiary within the meaning of Section 856(i) of the Code) or (ii) in the opinion of legal counsel for the Partnership, it could reasonably be expected to adversely affect the ability of the Company to continue to qualify as a REIT or subject the Company to any additional taxes under Section 857 or Section 4981 of the Code.
     (f) Any purported Transfer in contravention of any of the provisions of this Article IX shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner or the Partnership.
     (g) Prior to and as a condition of the consummation of any Transfer under this Article IX, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
     9.03 ADMISSION OF SUBSTITUTE LIMITED PARTNER.
     (a) Subject to the other provisions of this Article IX, an assignee of the Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Interest) or Partnership Units shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion, and upon the satisfactory completion of the following:
     (i) The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.
     (ii) To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.
     (iii) The assignee shall have delivered a letter containing the representation set forth in Section 9.01(a) hereof and the agreement set forth in Section 9.01(b) hereof.
     (iv) If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.
     (v) The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 8.02 hereof.
     (vi) The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.
     (vii) The assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
     (b) For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 9.03(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.
     (c) The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article IX to the admission of such Person as a Limited Partner of the Partnership.
     (d) The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substitute Limited Partner shall not give rise to any cause of action against the Partnership or any partner.

     9.04 RIGHTS OF ASSIGNEES OF PARTNERSHIP INTERESTS.
     (a) Subject to the provisions of Sections 9.01 and 9.02 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest or Partnership Units until the Partnership has received notice thereof.
     (b) Any Person who is the assignee of all or any portion of a Limited Partner’s Partnership Interest or Partnership Units, but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Interest or Partnership Units, shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Partnership Interest or Partnership Units.
     9.05 EFFECT OF BANKRUPTCY, DEATH, INCOMPETENCE OR TERMINATION OF A LIMITED PARTNER. The occurrence of an Event of Bankruptcy as to a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.
     9.06 JOINT OWNERSHIP OF INTERESTS. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners.
ARTICLE X
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS
     10.01 BOOKS AND RECORDS. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall be entitled to inspect or copy such records during ordinary business hours.
     10.02 CUSTODY OF PARTNERSHIP FUNDS; BANK ACCOUNTS.
     (a) All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.
     (b) All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 10.02(b).
     10.03 FISCAL AND TAXABLE YEAR. The fiscal and taxable year of the Partnership shall be the calendar year.
     10.04 ANNUAL TAX INFORMATION AND REPORT. Within 75 days after the end of each fiscal year of the Partnership, the General Partner shall furnish to each person who was a Limited Partner at any time during such year the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law.
     10.05 TAX MATTERS PARTNER; TAX ELECTIONS; SPECIAL BASIS ADJUSTMENTS.
     (a) The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.
     (b) All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.

     (c) In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article V of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.
     10.06 REPORTS TO LIMITED PARTNERS.
     (a) If the Company is required to furnish an annual report to its stockholders containing financial statements of the Company , the Company will, at the same time and in the same manner, furnish such annual report to each Limited Partner (other than a Partner whose only Partnership Interests are LTIP Units). The annual financial statements shall be audited by accountants selected by the Company.
     (b) Any Partner (other than a Partner whose only Partnership Interests are LTIP Units) shall further have the right to a private audit of the books and records of the Partnership, provided such audit is made for Partnership purposes, at the expense of the Partner desiring it and is made during normal business hours.
ARTICLE XI
AMENDMENT OF AGREEMENT; MERGER
The General Partner’s consent shall be required for any amendment to this Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect; provided, however, that the following amendments shall require the consent of Limited Partners (other than the Company or any Subsidiary of the Company) holding more than 50% of the Percentage Interests of the Limited Partners (other than those held by the Company or any Subsidiary of the Company):
     (a) any amendment affecting the operation of the Conversion Factor or the Redemption Right (except as otherwise provided herein) in a manner adverse to the Limited Partners;
     (b) any amendment that would adversely affect the rights of the Limited Partners to receive the distributions payable to them hereunder, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;
     (c) any amendment that would alter the Partnership’s allocations of Profit and Loss to the Limited Partners, other than with respect to the issuance of additional Partnership Units pursuant to Section 4.02 hereof;
     (d) any amendment that would impose on the Limited Partners any obligation to make additional Capital Contributions to the Partnership; or
     (e) any amendment to this Article XI.

The General Partner, without the consent of the Limited Partners, may (i) merge or consolidate the Partnership with or into any other domestic or foreign partnership, limited partnership, limited liability company or corporation in a transaction pursuant to Section 7.01(c) and (d) hereof, or (ii) sell any, all or substantially all of the assets of the Partnership and may amend this Agreement in connection with any such transaction.
ARTICLE XII
GENERAL PROVISIONS
     12.01 NOTICES. All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or upon deposit in the United States mail, registered, postage prepaid return receipt requested, to the Partners at the addresses set forth in Exhibit A attached hereto; provided, however, that any Partner may specify a different address by notifying the General Partner in writing of such different address. Notices to the Partnership shall be delivered at or mailed to its specified office.
     12.02 SURVIVAL OF RIGHTS. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.
     12.03 ADDITIONAL DOCUMENTS. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
     12.04 SEVERABILITY. If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
     12.05 ENTIRE AGREEMENT. This Agreement and exhibits attached hereto constitute the entire Agreement of the Partners and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
     12.06 PRONOUNS AND PLURALS. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.
     12.07 HEADINGS. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.
     12.08 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
     12.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Amended and Restated Agreement of Limited Partnership, all as of the date first above written.

PARTNERSHIP:
MPT OPERATING PARTNERSHIP, L.P.

BY:	MEDICAL PROPERTIES TRUST, LLC,
ITS GENERAL PARTNER

	BY:	MEDICAL PROPERTIES TRUST, INC.
ITS: SOLE MEMBER

		BY:	/s/ Edward K. Aldag, Jr.

Name: Edward K. Aldag, Jr. Title: President & CEO

GENERAL PARTNER:
MEDICAL PROPERTIES TRUST, LLC
BY:	MEDICAL PROPERTIES TRUST, INC.
ITS: SOLE MEMBER

	BY:	/s/ Edward K. Aldag, Jr.

Name: Edward K. Aldag, Jr.
Title: President & CEO

LIMITED PARTNERS:
MEDICAL PROPERTIES TRUST, INC.

	BY:	/s/ Edward K. Aldag, Jr.

Name: Edward K. Aldag, Jr.
Title: President & CEO

EXHIBIT A

		Agreed Value of	Number of
	Cash	Capital	Partnership	Percentage
Partner	Contribution	Contribution	Units	Interest
GENERAL PARTNER
Medical Properties, LLC A Delaware limited company	$16.30	$16.30	16,304.35	1%

LIMITED PARTNERS	$1,614.14	$1,614.14	1,614,130.65	99%
Medical Properties Trust, Inc.

TOTALS:	$1,630.44	$1,630.44	1,630,435	$100%

1

Exhibit A-1

2

EXHIBIT B
NOTICE OF EXERCISE OF REDEMPTION RIGHT
In accordance with Section 8.04 of the First Amended and Restated Agreement of Limited Partnership (the “Agreement”) of MPT Operating Partnership, L.P., the undersigned hereby irrevocably (i) presents for redemption _________ Partnership Units in MPT Operating Partnership, L.P. in accordance with the terms of the Agreement and the Redemption Right referred to in Section 8.04 thereof, (ii) surrenders such Partnership Units and all right, title and interest therein and (iii) directs that the Cash Amount or REIT Shares Amount (as defined in the Agreement) as determined by the General Partner and the Company deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares (as defined in the Agreement) are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below.
Dated:                                         ,
Name of Limited Partner:

(Signature of Limited Partner)

(Mailing Address)

(City) (State) (Zip Code)
Signature Guaranteed by:

If REIT Shares are to be issued, issue to:
Please insert social security or identifying number:
Name:
Exhibit B-1

3

EXHIBIT C
For Redeeming Limited Partners that are entities:
CERTIFICATION OF NON-FOREIGN STATUS
Under section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition. For purposes of section 1445 of the Code, the owner of an entity that is treated as disregarded as separate from such owner under U.S. Treasury regulation section 301.7701-3 and not the disregarded entity will be treated as the transferor of the partnership interest. To inform Medical Properties Trust, Inc. (the “Company”) and MPT Operating Partnership, L.P. (the “Partnership”) that no withholding is required with respect to the redemption by                                          (“Partner”) of its units of partnership interest in the Partnership, the undersigned hereby certifies the following on behalf of Partner:
1. Partner is not a foreign corporation, foreign partnership, foreign trust, or foreign estate, as those terms are defined in the Code and the Treasury regulations thereunder.
2. Partner is not a disregarded entity as defined in Treasury regulation section 1.1445-2(b)(2)(iii).
3. The U.S. employer identification number of Partner is                                         .
4. The principal business address of Partner is:
                                                                                                                                               and Partner’s place of incorporation is                                                              .
5. Partner agrees to inform the Company if it becomes a foreign person at any time during the three-year period immediately following the date of this notice.
6. Partner understands that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punished by fine, imprisonment, or both.
PARTNER
By:
Name:
Its:

4

Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Partner.
Date: [NAME]

5

Title
Exhibit C-1
For Redeeming Limited Partners that are individuals:
CERTIFICATION OF NON-FOREIGN STATUS
Under section 1445(e) of the Internal Revenue Code of 1986, as amended (the “Code”), in the event of a disposition by a non-U.S. person of a partnership interest in a partnership in which (i) 50% or more of the value of the gross assets consists of United States real property interests (“USRPIs”), as defined in section 897(c) of the Code, and (ii) 90% or more of the value of the gross assets consists of USRPIs, cash, and cash equivalents, the transferee will be required to withhold 10% of the amount realized by the non-U.S. person upon the disposition. To inform Medical Properties Trust, Inc. (the “Company”) and MPT Operating Partnership, L.P. (the “Partnership”) that no withholding is required with respect to my redemption of my units of partnership interest in the Partnership, I,                      , hereby certify the following:
1. I am not a nonresident alien for purposes of U.S. income taxation.
2. My U.S. taxpayer identification number (social security number) is                                         .
3. My home address is:                                                                                .
4. I agree to inform the Company promptly if I become a nonresident alien at any time during the three-year period immediately following the date of this notice.
5. I understand that this certification may be disclosed to the Internal Revenue Service by the Company and that any false statement contained herein could be punished by fine, imprisonment, or both.

Name:
Under penalties of perjury, I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct, and complete.

Date:
Name:
Exhibit C-2

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Exhibit D
LTIP Units
The following are the terms of the LTIP Units:
1.1	Designation. A class of Partnership Units in the Partnership designated as the “LTIP Units” is hereby established. LTIP Units are intended to qualify as “profits interests” in the Partnership. The number of LTIP Units that may be issued shall not be limited.
1.2	Vesting. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of an award, vesting or other similar agreement (a “Vesting Agreement”). The terms of any Vesting Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the terms of any plan pursuant to which the LTIP Units are issued, if applicable. LTIP Units that have vested and are no longer subject to forfeiture under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.” Subject to the terms of any Vesting Agreement, a holder of LTIP Units shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Article IX of the Agreement.
1.3	Forfeiture or Transfer of Unvested LTIP Units. Unless otherwise specified in the relevant Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the forfeiture of any LTIP Units, or the repurchase by the Partnership or the General Partner of LTIP Units at a specified purchase price, then, upon the occurrence of the circumstances resulting in such forfeiture or repurchase by the Partnership or the General Partner, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose, or as transferred to the Partnership or General Partner, as applicable. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with a record date prior to the effective date of the forfeiture. In connection with any forfeiture or repurchase of LTIP Units, the balance of the portion of the Capital Account of the holder that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 5.01(j) of the Agreement, calculated with respect to the holder’s remaining LTIP Units, if any.
1.4	Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend indicating that additional terms, conditions and restrictions on transfer, including without limitation any Vesting Agreement, apply to the LTIP Unit.

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1.5 Distributions.
(a)	LTIP Distribution Amount. Commencing from and after the LTIP Unit Distribution Participation Date established for any LTIP Units, such LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions (other than distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) that may be made from time to time, in an amount per unit equal to the amount of any such distributions that would have been payable to such holders if the LTIP Units had been Common Units (unless otherwise specified in the Vesting Agreement or other documentation pursuant to which the LTIP Units are issued (e.g., in the case of a Special LTIP Unit)). LTIP Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership in an amount per unit equal to the amount of any such distributions payable on the Common Units, whether made prior to, on or after the LTIP Unit Distribution Participation Date; provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units. Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “LTIP Unit Distribution Payment Date”); provided that the LTIP Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the Common Units. The record date for determining which holders of LTIP Units are entitled to receive a distribution shall be the Partnership Record Date for that distribution. All distributions paid with respect to LTIP Units prior to the date on which the determination is made with respect to events resulting in the forfeiture of such LTIP Units or the repurchase by the Partnership or the General Partner of such LTIP Units shall be retained by the holder of such LTIP Units and not subject to forfeiture or restitution in the event that Unvested LTIP Units fail to become Vested LTIP Units. Following such date of determination, no further distributions will be paid with respect to Unvested LTIP Units that have been forfeited or are repurchased by the Partnership or the General Partner, other than any distributions declared with a record date prior to the effective date of the forfeiture or repurchase.
(b)	LTIP Unit Distribution Participation Date. The “LTIP Unit Distribution Participation Date” for each LTIP Unit will be such date as may be specified in the Vesting Agreement or other documentation pursuant to which such LTIP Units are issued.

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1.6	Allocations. Commencing with the portion of the taxable year of the Partnership that begins on the LTIP Unit Distribution Participation Date established for any LTIP Units, such LTIP Units shall be allocated Profits and Losses in amounts per LTIP Unit equal to the amounts allocated per Common Unit (unless otherwise specified in the Vesting Agreement or other documentation pursuant to which the LTIP Units are issued (e.g., in the case of a Special LTIP Unit)). The allocations provided by the preceding sentence shall be subject to Sections 5.01(a) and (b) and, in addition, to any special allocations required by Sections 5.01(c) and (d), each as provided in the Agreement. The General Partner is authorized in its discretion to adjust the allocations made under this Section after the LTIP Unit Distribution Participation Date, so that the ratio of (i) the total amount of Profits or Losses allocated with respect to each LTIP Unit in the taxable year in which that LTIP Unit’s LTIP Unit Distribution Participation Date falls (excluding special allocations under Section 5.01(j) and (k) of the Agreement), to (ii) the total amount distributed to that LTIP Unit with respect to such period, is more nearly equal to the ratio of (i) the Profits and Losses allocated with respect to the General Partner’s Common Units in such taxable year to (ii) the amounts distributed to the General Partner with respect to such Common Units and such taxable year. Prior to the LTIP Unit Distribution Date, LTIP Units shall be allocated Profits and Losses in amounts necessary to reflect the LTIP Unit Return Amount.

1.7	Adjustments. The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures; provided that the foregoing is not intended to alter the LTIP Unit Capital Account Limitation (as defined below), the special allocations pursuant to Sections 5.01(i), (j) and (k) of the Agreement, differences between distributions (other than, with respect to LTIP Units having an LTIP Unit Distribution Participation Date determined under Section 1.5(b) above, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) to be made with respect to the LTIP Units and Common Units prior to the LTIP Unit Distribution Participation Date for such LTIP Units, differences between distributions (other than, with respect to LTIP Units having an LTIP Unit Distribution Participation Date determined under Section 1.5(b) above, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Partnership) to be made with respect to the LTIP Units and Common Units pursuant to Section 5.06 of the Agreement or Section 1.5(a) hereof in the event that the Capital Accounts attributable to the LTIP Units are less than those attributable to the Common Units due to insufficient special allocations pursuant to Section 5.01(j) of the Agreement or related provisions. If an LTIP Unit Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain such one-for-one correspondence between Common Units and LTIP Units. The following shall be “LTIP Unit Adjustment Events”: (A) the Partnership makes a distribution on all outstanding Common Units in Partnership Units, (B) the Partnership subdivides the

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outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units. If more than one LTIP Unit Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every LTIP Unit Adjustment Event as if all LTIP Unit Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be LTIP Unit Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the Common Units other than actions specifically described above as LTIP Unit Adjustment Events and in the opinion of the General Partner such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall make such adjustment to the LTIP Units, to the extent permitted by law and by the terms of any plan pursuant to which the LTIP Units have been issued, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

1.8	Ranking. The LTIP Units shall rank on parity with the Common Units in all respects.

1.9	Right to Convert LTIP Units into Common Units.
(a)	Conversion Right. A holder of LTIP Units shall have the right (the “LTIP Unit Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Units. Holders of LTIP Units shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that when a holder of LTIP Units is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such Person may give the Partnership an LTIP Unit Conversion Notice conditioned upon and effective as of the time of vesting, and such LTIP Unit Conversion Notice, unless subsequently revoked by the holder of the LTIP Units, shall be accepted by the Partnership subject to such

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condition. The General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into Common Units. In all cases, the conversion of any LTIP Units into Common Units shall be subject to the conditions and procedures set forth in this Section 1.9.
(b)	Number of Units Convertible. A holder of Vested LTIP Units may convert such Vested LTIP Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7. Notwithstanding the foregoing, in no event may a holder of Vested LTIP Units convert a number of Vested LTIP Units that exceeds (x) the Economic Capital Account Balance of such holder, to the extent attributable to its ownership of LTIP Units, divided by (y) the Common Unit Economic Balance, in each case as determined as of the effective date of conversion (the “LTIP Unit Capital Account Limitation”).

(c)	Notice. In order to exercise his or her Conversion Right, a holder of LTIP Units shall deliver a notice (a “LTIP Unit Conversion Notice”) in the form attached as Exhibit E to the Agreement not less than 10 nor more than 60 days prior to a date (the “LTIP Unit Conversion Date”) specified in such LTIP Unit Conversion Notice. Each holder of LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 1.9 shall be free and clear of all liens. Notwithstanding anything herein to the contrary (but subject to Article VIII of the Agreement), a holder of LTIP Units may deliver a Notice of Redemption Notice pursuant to Section 8.04(b) of the Agreement relating to those Common Units that will be issued to such holder upon conversion of such LTIP Units into Common Units in advance of the LTIP Unit Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until the LTIP Unit Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a holder of LTIP Units in a position where, if he or she so wishes, the Common Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such Common Units under Article VIII of the Agreement by delivering to such holder REIT Shares rather than cash, then such holder can have such REIT Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Units. The General Partner shall cooperate with a holder of LTIP Units to coordinate the timing of the different events described in the foregoing sentence.
1.10	Forced Conversion. The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units held by a holder of LTIP

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Units to be converted (a “LTIP Unit Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 1.7; provided, that the Partnership may not cause an LTIP Unit Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of the holder of such LTIP Units pursuant to Section 1.9. above (including taking into account the LTIP Unit Capital Account Limitation). In order to exercise its right to cause an LTIP Unit Forced Conversion, the Partnership shall deliver a notice (a “LTIP Unit Forced Conversion Notice”) in the form attached as Exhibit F to the Agreement to the applicable holder not less than 10 nor more than 60 days prior to the LTIP Unit Conversion Date specified in such LTIP Unit Forced Conversion Notice. A Forced LTIP Unit Conversion Notice shall be provided in the manner provided in Section 12.01 of the Agreement.
1.11	Conversion Procedures. Subject to any redemption of Common Units to be received upon the conversion of Vested LTIP Units, a conversion of Vested LTIP Units for which the holder thereof has given an LTIP Unit Conversion Notice or the Partnership has given a Forced LTIP Unit Conversion Notice shall occur automatically after the close of business on the applicable LTIP Unit Conversion Date without any action on the part of such holder of LTIP Units, as of which time such holder of LTIP Units shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such Person immediately after such conversion.

1.12	Treatment of Capital Account. For purposes of making future allocations under Section 5.01(j) of the Agreement and applying the LTIP Unit Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable holder of LTIP Units that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Common Unit Economic Balance.

1.13	Mandatory Conversion in Connection with a Transaction.
(a) If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an LTIP Unit Adjustment Event), in each case as a result of which Common Units shall be exchanged for or converted into the right, or the holders of Common Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a LTIP Unit Forced Conversion with respect to the maximum number of LTIP Units then

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eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Partnership Units in the context of the Transaction (in which case the LTIP Unit Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction).
(b) In anticipation of such LTIP Unit Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a holder of the same number of Common Units, assuming such holder of Common Units is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an Affiliate of a Constituent Person. In the event that holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each holder of LTIP Units of such election, and shall use commercially reasonable efforts to afford such holders the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such holder into Common Units in connection with such Transaction. If a holder of LTIP Units fails to make such an election, such holder (and any of its transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a holder of a Common Unit would receive if such holder of Common Units failed to make such an election.
(c) Subject to the rights of the Partnership and the General Partner under any Vesting Agreement and the terms of any plan under which LTIP Units are issued, the Partnership shall use commercially reasonable efforts to cause the terms of any Transaction to be consistent with the provisions of this Section 1.13 and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any holders of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the holders of LTIP Units that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the holders of LTIP Units.

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1.14	Redemption at the Option of the Partnership. LTIP Units will not be redeemable at the option of the Partnership; provided, however, that the foregoing shall not prohibit the Partnership from (i) repurchasing LTIP Units from the holder thereof if and to the extent such holder agrees to sell such LTIP Units or (ii) from exercising its LTIP Unit Forced Conversion right.

1.15	Voting Rights. Voting with Common Units. Holders of LTIP Units shall have the right to vote on all matters submitted to a vote of the holders of Common Units; holders of LTIP Units and Common Units shall vote together as a single class, together with any other class or series of Partnership Units upon which like voting rights have been conferred. In any matter in which the LTIP Units are entitled to vote, including an action by written consent, each LTIP Unit shall be entitled to vote a Percentage Interest equal on a per unit basis to the Percentage Interest represented by each Common Unit.

1.16	Special Approval Rights. Except as provided in Section 1.15 above, holders of LTIP Units shall only (a) have those voting rights required from time to time by non-waivable provisions of applicable law, if any, and (b) have the additional voting rights that are expressly set forth in this Section 1.16. The General Partner and/or the Partnership shall not, without the affirmative vote of holders of more than 50% of the then outstanding LTIP Units affected thereby, given in person or by proxy, either in writing or at a meeting (voting separately as a class), take any action that would materially and adversely alter, change, modify or amend, whether by merger, consolidation or otherwise, the rights, powers or privileges of such LTIP Units, subject to the following exceptions: (i) no separate consent of the holders of LTIP Units will be required if and to the extent that any such alteration, change, modification or amendment would equally, ratably and proportionately alter, change, modify or amend the rights, powers or privileges of the Common Units (in which event the holders of LTIP Units shall only have such voting rights, if any, as expressly provided for in the Agreement, in accordance with Section 1.15 above); (ii) with respect to any merger, consolidation or other business combination or reorganization, so long as either (w) the LTIP Units are converted into Common Units immediately prior to the effectiveness of the transaction, (x) the holders of LTIP Units either will receive, or will have the right to elect to receive, for each LTIP Unit an amount of cash, securities, or other property equal to the greatest amount of cash, securities or other property paid to a holder of one Common Unit in consideration of one Common Unit pursuant to the terms of such transaction, (y) the LTIP Units remain outstanding with the terms thereof materially unchanged, or (z) if the Partnership is not the surviving entity in such transaction, the LTIP Units are exchanged for a security of the surviving entity with terms that are materially the same with respect to rights to allocations, distributions, redemption, conversion and voting as the LTIP Units and without any income, gain or loss expected to be recognized by the holder upon the exchange for federal income tax purposes (and with the terms of the Common Units or such other securities into which the LTIP Units (or the substitute security therefor) are convertible materially the same with respect to rights to allocations, distributions, redemption, conversion and voting), such merger, consolidation or

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other business combination or reorganization shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units, provided further, that if some, but not all, of the LTIP Units are converted into Common Units immediately prior to the effectiveness of the transaction (and neither clause (y) or (z) above is applicable), then the consent required pursuant to this Section will be the consent of the holders of more than 50% of the LTIP Units to be outstanding following such conversion;(iii) any creation or issuance of Partnership Units (whether ranking junior to, on a parity with or senior to the LTIP Units with respect to payment of distributions, right of redemptions and the distribution of assets upon liquidation, dissolution or winding up), which either (x) does not require the consent of the holders of Common Units or (y) does require such consent and is authorized by a vote of the holders of Common Units and LTIP Units voting together as a single class pursuant to Section 1.15 above, together with any other class or series of units of limited partnership interest in the Partnership upon which like voting rights have been conferred, shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units; and (iv) any waiver by the Partnership of restrictions or limitations applicable to any outstanding LTIP Units with respect to any holder or holders thereof shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units with respect to other holders.
The foregoing voting provisions will not apply if, as of or prior to the time when the action with respect to which such vote would otherwise be required will be taken or be effective, all outstanding LTIP Units shall have been converted and/or redeemed, or provision is made for such redemption and/or conversion to occur as of or prior to such time.
[End of text]

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EXHIBIT E
NOTICE OF ELECTION BY PARTNER TO CONVERT
LTIP UNITS INTO COMMON UNITS
     The undersigned holder of LTIP Units hereby irrevocably elects to convert the number of Vested LTIP Units in MPT Operating Partnership, L.P. (the “Partnership”) set forth below into Common Units in accordance with the terms of the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended. The undersigned hereby represents, warrants, and certifies that the undersigned: (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)
Number of LTIP Units to be Converted:
Conversion Date:

(Signature of Holder: Sign Exact Name as Registered with Partnership)

(Street Address)

(City)	(State)	(Zip Code)

Signature Guaranteed by:

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EXHIBIT F
NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION
OF LTIP UNITS INTO COMMON UNITS
     MPT Operating Partnership, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Units in accordance with the terms of the Second Amended and Restated Limited Partnership Agreement of the Partnership, as amended.

Name of Holder:

(Please Print: Exact Name as Registered with Partnership)

Number of LTIP Units to be Converted:

Conversion Date:

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